Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD CORPORATION APPOINTS

JEROME L. COBEN TO BOARD OF DIRECTORS

Newport Beach, CA – September 17, 2012 – American Vanguard Corporation (NYSE:AVD) today announced that its Board of Directors has appointed Jerome L. Coben to serve as a member of the Board, thereby filling the vacancy that had been created by the passing of the late John B. Miles in February 2012. Mr. Coben will serve on both the Audit Committee and the Nominating & Corporate Governance Committee of the Board.

Mr. Coben practiced corporate law for almost 40 years, first in New York City and, for most of his career, in Los Angeles. In 1983, Mr. Coben co-founded the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP. He practiced there until his retirement at the end of 2008, representing corporations, investment banks and special committees of boards of directors in a wide range of corporate finance and M&A matters. During his years at Skadden, Arps, Slate, Meagher & Flom LLP., Mr. Coben served as the Managing Partner of the Los Angeles office and on several of the firm’s national management committees.

In 2009 and 2010, Mr. Coben was a Director of Zenith National Insurance Corp. (a provider of workers compensation insurance and currently a wholly-owned subsidiary of Fairfax Financial Holdings Limited). He is also a member of the Board of a privately-owned fashion retailer.

Throughout his career, Mr. Coben has been involved in a broad range of philanthropic and community activities. He is currently a Director of the John Wayne Cancer Institute at Saint John’s Hospital, a member of the Executive Committee of the Board of the Jewish Federation of Greater Los Angeles and Vice-Chair of the Board of the American Jewish University. He has also been a Lecturer of Law at the USC Gould School of Law.

Eric Wintemute, Chairman & Chief Executive Officer of American Vanguard commented; “We are very pleased to have Jerry join our Board. His extensive background in finance and acquisition transactions will greatly assist us as we continue to expand our product portfolio and geographic reach. Also, Jerry’s prior and current experience as an advisor to boards and as a member of corporate boards will provide us with greater depth in matters of corporate governance, directors’ duties and expertise in disclosure. Additionally, his considerable pro bono work for a number of important charitable organizations blends well with our corporate commitment to responsible product stewardship, high ethical standards and a pursuit of sustainable business practices in the agricultural and public health sectors.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		Lena Cati (212) 836-9611
(949) 260-1200		Lcati@equityny.com
williamk@amvac-chemical.com		Linda Latman (212) 836-0609
Llatman@equityny.com
www.theequitygroup.com